Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of AgriFORCE Growing Systems Ltd. on Form S-3 (File No. 333-266722) and Form S-8 (File No. 333-259052) of our report dated March 13, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of AgriFORCE Growing Systems Ltd. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of AgriFORCE Growing Systems Ltd. for the year ended December 31, 2022.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2022.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

March 13, 2023